As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-138544

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment to Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Allied Waste Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	88-0228636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
18500 North Allied Way
Phoenix, Arizona 85054
(480) 627-2700
(Address and telephone number of principal executive offices)
Allied Waste Industries, Inc. 2006 Incentive Stock Plan,
formerly known as the Allied Waste Industries, Inc.
Amended and Restated 1991 Incentive Stock Plan
(Full title of the plan)
Timothy R. Donovan
Vice President and Secretary
Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
(Name and address of agent for service)
(480) 627-2700
(Telephone number, including
area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
     This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration Statement No. 333-138544) filed on November 9, 2006, pertaining to common stock, par value $0.01 per share (the “Common Stock”) of Allied Waste Industries, Inc. (the “Company”) to be offered under the Allied Waste Industries, Inc. 2006 Incentive Stock Plan (formerly known as the Allied Waste Industries, Inc. Amended and Restated 1991 Incentive Stock Plan).
     On December 5, 2008, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of June 22, 2008, among Republic Services, Inc. (“Republic”), RS Merger Wedge, Inc. (“Merger Sub”) and the Company, as amended, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Republic. Pursuant to the terms of the Agreement, at the effective time of the merger, each share of Common Stock (except for shares of Common Stock held by the Company, Republic or any of their affiliates) outstanding immediately prior to the effective time of the merger was cancelled and converted into the right to receive 0.45 shares of Republic common stock (together with cash in lieu of fractional shares of Republic common stock).
     As a result of the merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities registered pursuant to this Registration Statement that remain unsold.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 19, 2008.

ALLIED WASTE INDUSTRIES, INC.
By:	/s/ Jo Lynn White
Jo Lynn White
Assistant Secretary